UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 11/01/2011

STEPAN COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 1-4462

Delaware	36-1823834
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Edens and Winnetka Road, Northfield, Illinois 60093

(Address of principal executive offices, including zip code)

(847)446-7500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 1, 2011, Stepan Company (“Stepan”) entered into a Second Supplement to Note Purchase Agreement (the “Agreement”) with two insurance companies pursuant to which Stepan issued and sold to the insurance companies $65 million in long-term senior notes (the “Notes”). The Agreement is a supplement to the Note Purchase Agreement dated September 29, 2005, among Stepan and purchasers named therein (the “Note Purchase Agreement”). Stepan expects to use the net proceeds from the issuance of the Notes to finance capital expenditures, to prepay certain maturities of other debt without penalty and for general corporate purposes.

The Notes will bear interest at a fixed rate of 4.86% with interest to be paid semi-annually. Principal amortization is contractually scheduled with equal annual payments beginning on November 1, 2017, and continuing through final maturity on November 1, 2023. The Agreement requires the maintenance of certain financial ratios and covenants that are similar to Stepan’s existing long-term debt and provides for customary events of default. Generally, if an event of default occurs, subject to certain exceptions, the holders of more than 50% in aggregate principal amount of the notes outstanding under the Note Purchase Agreement may declare all the notes to be immediately due and payable. A copy of the Agreement is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Second Supplement to Note Purchase Agreement dated as of November 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEPAN COMPANY

Date: November 4, 2011	By:	/s/ Kathleen Sherlock
Kathleen Sherlock
Assistant Secretary